EXHIBIT 2.1

CONTRIBUTION AGREEMENT
among
EL PASO HOLDCO LLC
EL PASO CNG COMPANY, L.L.C.
EL PASO RUBY HOLDING COMPANY, L.L.C.
(collectively, the “Contributors”),
KINDER MORGAN, INC.
(“KMI”)
EL PASO PIPELINE PARTNERS, L.P.
(“Partnership”)
EL PASO PIPELINE GP COMPANY, L.L.C.
(the “General Partner”)
and
EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
(“Operating Company”)

April 28, 2014

#4404241.11

(continued)
Page

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(continued)
Page

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(continued)
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-iii-

EXHIBIT 2.1

DEFINED TERMS

Accounting Firm	3	Equity Offering	32
Acts	25	ERISA	16
Affiliate Contracts	24	Exchange Act	14
Agreement	1	Existing Indebtedness	5
Assignment Agreement	7	FERC	22
Associated Employees	15	Financial Statements	13
Balance Sheet Date	14	GAAP	14
Balance Sheets	14	General Partner	1
Capital Budget	14	Governmental Approval	12
Capital Contribution Amount	4	Governmental Authorities	12
Cash Consideration	2	GP Cash Contribution	3
CERCLA	18	Gulf Holdings	3
CGSC	1	Gulf LNG	5
CGSC Contribution	1	Hazardous Materials	18
CGSC Interests	2	Income Taxes	35
Closing	6	Indemnification Limit	44
Closing Date	6	Indemnity Claim	43
Code	6	Intellectual Property	23
Common Units	2	J.P. Morgan	2
Companies	10	KMI	1
Company Assets	21	KMI Board	1
Conflicts Committee	1	KMI Debt Indemnities	5
Constituent Documents	47	KMI’s Tax Obligation	38
Contracts	19	Liens	9
Contributor Parties	42	Litigation	13
Contributors	1	Material Adverse Effect	8
Contributors Aggregated Group	16	Material Contracts	21
Credit Facility	5	Newly Issued Common Units	2
Credit Facility Borrowing	5	Non-Income Taxes	35
Damages	42	Notice	45
Deductible	44	NYSE	2
Delaware LLC Act	10	Operating Company	1
Distribution Amount	4	Outside Date	40
Effective Time	3	Parties	1
El Paso	1	Partnership	1
Environmental Laws	17	Partnership Agreement	7
Environmental Permits	18	Partnership Debt Financings	5
EP CNG	1	Partnership Entities	15
EP Ruby	1	Partnership Indemnified Parties	42
Equity Interests	2	Partnership Notice	38

-iv-

EXHIBIT 2.1

Partnership Parties	1
Permitted Liens	22
Permitted Transferee	32
Plans	16
Pre-Closing Date Period	36
Pre-Effective Time Period	36
Proceeding Notice	38
Property	22
Reference Price	2
Replacement Guarantees	31
Representatives	30
Rights-of-Way	22
Ruby Contribution	1
Ruby Holding	1
Ruby Holding Interests	2
Ruby Holding LLC Agreement	9
Ruby Operating Agreement	7
Ruby Pipeline	5
SEC	27
Securities Act	25
Southern Gulf	1
Southern Gulf Contribution	1
Southern Gulf Interests	2
Southern Gulf LLC Agreement	8
Statement of Allocation	2
Subsidiaries	10
Tax	35
Tax Items	37
Tax Losses	36
Tax Returns	36
Taxes	35
Taxing Authority	36
Third Amendment	7
Total Consideration	2
Transaction	1
Transaction Taxes	5
Treasury Regulations	5
Tudor Pickering	1
Working Capital	3
Working Capital Amount	3
Working Capital Statement	3
Working Capital Target	3
Young	3

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EXHIBIT 2.1

EXHIBITS

Exhibit A	Statement of Allocation

Exhibit B	Working Capital Calculations

Exhibit C	Forms of Kinder Morgan, Inc. Debt Indemnities

Exhibit D	Form of Amendment to Partnership Agreement

SCHEDULES

Schedule 3.2	- Capitalization; No Preemptive or Other Rights

Schedule 3.3	- Subsidiaries / Other Equity Ownership

Schedule 3.5	- No Conflict

Schedule 3.6	- Consents

Schedule 3.7	- Laws and Regulations; Litigation

Schedule 3.9	- No Adverse Changes

Schedule 3.11(a)	- Taxes; Tax Returns

Schedule 3.11(b)	- Tax Allocation or Sharing Agreements

Schedule 3.15	- Environmental

Schedule 3.17	- Contracts and Commitments

Schedule 3.19	- Assets Other than Real Property Interests
Schedule 3.20    -    Title to Real Property

Schedule 3.21	- Intellectual Property

Schedule 3.23	- Transactions with Affiliates

Schedule 3.24	- Customer Accounts Receivable

Schedule 3.25	- Insurance

Schedule 3.28	- Rate Refunds

Schedule 5.1	- Certain Changes

Schedule 5.5	- Replacement Guarantees

Schedule 5.5(c)	- Equity Offering

Schedule 5.9	- Excluded Assets

Schedule 6.1(f)	- Terminated Affiliate Contracts

Schedule 10.2	- Indemnification of the Partnership

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EXHIBIT 2.1

CONTRIBUTION AGREEMENT
This Contribution Agreement (the “Agreement”) is made and entered into as of April 28, 2014, by and among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso Holdco LLC, a Delaware limited liability company (“El Paso”), El Paso CNG Company, L.L.C., a Delaware limited liability company (“EP CNG”), El Paso Ruby Holding Company, L.L.C., a Delaware limited liability company (“EP Ruby”, and, together with El Paso and EP CNG, the “Contributors”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company and a direct, wholly-owned subsidiary of the Partnership (the “Operating Company” and, together with the Partnership, the “Partnership Parties”), and El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (the “General Partner”). KMI, the Contributing Parties, the Partnership Parties and the General Partner are referred to herein collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, El Paso desires to contribute (the “Southern Gulf Contribution”) to the Partnership, and the Partnership desires to accept from El Paso, 100% of the outstanding equity interests in Southern Gulf LNG Company, L.L.C., a Delaware limited liability company (“Southern Gulf”);
WHEREAS, EP CNG desires to contribute (the “CGSC Contribution”) to the Partnership, and the Partnership desires to accept from EP CNG, 100% of the outstanding equity interests in CIG Gas Storage Company, a Delaware corporation (“CGSC”), which will be converted to a single member limited liability company prior to the Closing Date (as hereafter defined);
WHEREAS, EP Ruby desires to contribute (the “Ruby Contribution” and together with the Southern Gulf Contribution and the CGSC Contribution, the “Transaction”) to the Partnership, and the Partnership desires to accept from EP Ruby, 700,001,000 outstanding Class B Common Units of Ruby Pipeline Holding Company, L.L.C., a Delaware limited liability company (“Ruby Holding”);
WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner, which is the sole general partner of the Partnership (the “Conflicts Committee”), has (i) received an opinion of Tudor Pickering Holt & Co. Securities, Inc. (“Tudor Pickering”), the financial advisor to the Conflicts Committee, that the Total Consideration is fair to unaffiliated common unitholders of the Partnership from a financial point of view, (ii) found the Transaction to be fair and reasonable to the Partnership and (iii) recommended that the Board of Directors of the General Partner approve the Transaction; and
WHEREAS, the Board of Directors of KMI (the “KMI Board”) has received an opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), the financial advisor to the KMI Board with respect to the Transaction, in form and substance acceptable to the KMI Board.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

EXHIBIT 2.1

ARTICLE I
CONTRIBUTION

1.1    Contribution. On the terms and subject to the conditions of this Agreement, at the Closing:
(a)    KMI will cause (i) El Paso to contribute, assign, transfer and convey to the Partnership 100% of the outstanding membership interests in Southern Gulf (the “Southern Gulf Interests”), (ii) EP CNG to contribute, assign, transfer and convey to the Partnership 100% of the outstanding membership interests in CGSC (the “CGSC Interests”), and (iii) EP Ruby to contribute, assign, transfer and convey to the Partnership 700,001,000 Class B Common Units in Ruby Holding (the “Ruby Holding Interests” and, together with the Southern Gulf Interests and the CGSC Interests, the “Equity Interests”), in exchange for (1) a cash distribution by the Partnership of $874,800,000.00 (the “Cash Consideration”), and (2) the issuance to KMI (or its designee) of 3,059,924 common units representing limited partner interests in the Partnership (“Common Units”), which number of Common Units represents $97,200,000.00 divided by the Reference Price determined in accordance with Section 1.1(c) (the “Newly Issued Common Units”; the Newly Issued Common Units and the Cash Consideration being referred to herein collectively as the “Total Consideration”). The Equity Interests shall be transferred to the Partnership at the Closing free and clear of Liens (other than any Liens created by the Partnership).
(b)    Immediately thereafter, the Partnership will contribute, assign, transfer and convey the Equity Interests to the Operating Company.
(c)    For the purposes of this Agreement, “Reference Price” shall mean the average of the closing price of the Common Units on the New York Stock Exchange (“NYSE”) for the twenty (20) trading day period ending two (2) trading days prior to the date hereof, as reported in Bloomberg Financial Markets, or, if not reported therein, as reported by Dow Jones. The Reference Price shall be calculated to the nearest one-hundredth of one cent.
(d)    The Total Consideration shall be allocated among the Equity Interests set forth on Exhibit A attached hereto (the “Statement of Allocation”).
(e)    Concurrently with the issuance of any Common Units in connection with the Total Consideration, (i) KMI shall cause the General Partner to contribute to the Partnership an amount in cash equal to 2/98ths of the aggregate value of the Newly Issued Common Units (approximately $2,072,006) (the “GP Cash Contribution”) and the capital account of the General Partner that is maintained by the Partnership shall be increased by an amount equal to the GP Cash Contribution and (ii) the Partnership shall issue to the General Partner a number of General Partner Units (as defined in the Partnership Agreement) equal to 2/98ths of the aggregate number of Newly Issued Common Units issued by the Partnership in connection with the Transaction.

EXHIBIT 2.1

1.2    Working Capital Adjustment.
(a)    Within sixty (60) days after the Closing Date, KMI shall prepare and deliver, or cause to be prepared and delivered, to the Partnership a statement (the “Working Capital Statement”), which shall set forth KMI’s calculation of the Working Capital Amount as of the close of business on April 30, 2014 (the “Effective Time”). For purposes of this Agreement, (i) “Working Capital” means the difference between the current assets reflected on Exhibit B as “Working Capital Assets” and the current liabilities reflected on Exhibit B as “Working Capital Liabilities” in each case utilizing only the line items set forth on Exhibit B, and utilizing the methodologies used in the determination of Working Capital set forth on Exhibit B; (ii) the “Working Capital Amount” means the aggregate of (A) an amount equal to the Working Capital of Southern Gulf as of the Effective Time plus, without duplication, 50% of the consolidated Working Capital of Gulf LNG Holdings Group, LLC, a Delaware limited liability company (“Gulf Holdings”), and its subsidiaries as of the Effective Time, (B) an amount equal to 100% of the consolidated Working Capital of CGSC as of the Effective Time plus, without duplication, 47.5% of the Working Capital of Young Gas Storage Company, Ltd., a Colorado limited partnership (“Young”), as of the Effective Time, and (C) an amount equal to 100% of the consolidated Working Capital of Ruby Holding and its subsidiaries as of the Effective Time; and (iii) “Working Capital Target” means ($37,000,000).
(b)    Within sixty (60) days following receipt by the Partnership of the Working Capital Statement, the Partnership shall deliver written notice to KMI of any dispute it has with respect to the preparation or content of the Working Capital Statement, including a reasonably detailed description of the basis for each disputed item. In the event the Partnership does not notify KMI of a dispute with respect to the Working Capital Statement within such sixty (60) day period, such Working Capital Statement will be final, conclusive and binding on the Parties. In the event of such notification of a dispute, the Partnership and KMI shall negotiate in good faith to resolve such dispute. If KMI and the Partnership notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Partnership advises KMI of its objections, then KMI and the Partnership jointly shall engage the firm of Deloitte, LLP, or such other public accounting firm to which the Parties may agree (the “Accounting Firm”), to resolve such dispute. KMI, on the one hand, and the Partnership, on the other hand, shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Accounting Firm may request and that are available to that Party or its agents. Following the Accounting Firm’s final determination of the Working Capital Amount, the Accounting Firm shall, within two (2) business days from the date of such final determination, deliver a written notice to KMI and the Partnership specifying the Working Capital Amount. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. KMI, on the one hand, and the Partnership, on the other hand, shall share equally the fees and expenses of the Accounting Firm.
(c)    If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) exceeds ($31,500,000), then the Cash Consideration shall be adjusted appropriately and the Partnership shall pay to KMI, by separate wire or interbank transfer of immediately available funds to an account specified in writing by KMI, an amount in cash equal to the amount by which the Working Capital Amount exceeds the Working Capital Target, such payment to be made within five

EXHIBIT 2.1

(5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 1.2(b). If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) is less than ($42,500,000), then the Cash Consideration shall be adjusted appropriately and KMI shall pay to the Partnership, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount equal to the amount by which the Working Capital Target exceeds the Working Capital Amount, such payment to be made within five (5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 1.2(b). If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) is between ($31,500,000) and ($42,500,000), then no payment shall be made pursuant to this Section 1.2(c).
1.3    Effective Time Adjustment. If the Distribution Amount (as hereinafter defined) is in excess of the Capital Contribution Amount (as hereinafter defined), then the Cash Consideration shall be adjusted appropriately and KMI shall, within sixty (60) days following the Closing Date, pay to the Partnership, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the Distribution Amount minus the Capital Contribution Amount. If the Distribution Amount is less than the Capital Contribution Amount, then the Cash Consideration shall be adjusted appropriately and the Partnership shall, within sixty (60) days following the Closing Date, pay to KMI, by wire or interbank transfer of immediately available funds to an account specified in writing by KMI, an amount in cash equal to the Capital Contribution Amount minus the Distribution Amount. “Distribution Amount” means (i) as to Southern Gulf, an amount equal to 100% of any cash distributions made by Southern Gulf after the Effective Time and prior to Closing, (ii) as to CGSC, an amount equal to 100% of any cash distributions made by CGSC after the Effective Time and prior to Closing, and (iii) as to Ruby Holding, an amount equal to 100% of any cash distributions made by Ruby Holding to EP Ruby after the Effective Time and prior to Closing. “Capital Contribution Amount” means (i) as to Southern Gulf, an amount equal to 100% of the sum of all capital contributions made to Southern Gulf after the Effective Time and prior to the Closing Date, (ii) as to CGSC, an amount equal to 100% of the sum of all capital contributions made to CGSC after the Effective Time and prior to the Closing Date, and (iii) as to Ruby Holding, an amount equal to 100% of the sum of all capital contributions made to Ruby Holding by EP Ruby after the Effective Time and prior to the Closing Date. The Capital Contribution Amount and the Distribution Amount shall not include any amounts paid pursuant to Section 5.11. If any of Gulf Holdings, Young or Ruby Holding makes a cash distribution after the Closing, any portion of which is attributable to the operations of such Company prior to the Effective Time, the Partnership will remit payment to KMI of the amount of such distribution attributable to the pre-Effective Time period to the extent such amount is not taken into account in the calculation of the Working Capital Amount.
1.4    Tax Characterization. Prior to the Closing, the Partnership shall borrow funds under its existing Credit Facility (the “Credit Facility Borrowing”) and consummate the Partnership Debt Financings. The aggregate net proceeds of the Credit Facility Borrowing and the Partnership Debt Financings shall be used to fund all or a portion of the Cash Consideration. KMI, the General Partner and the Partnership will enter into indemnity agreements substantially in the forms attached hereto as Exhibit C (the “KMI Debt Indemnities”) the effect of which will be that KMI will indemnify the General Partner, the Partnership and certain Companies against certain amounts which may be incurred or paid by, or assessed against, the General Partner, the Partnership or such Companies by operation of law or otherwise with respect to the Partnership Debt Financing and 50% of the Existing Indebtedness and any indebtedness incurred for purposes of refinancing all or any portion of the Partnership Debt Financing and 50% of the Existing Indebtedness. The Parties intend that (a) the

EXHIBIT 2.1

Cash Consideration shall be made first out of the proceeds of the Partnership Debt Financing and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”); (b) the entire amount of the Partnership Debt Financing is allocable to, and shall be allocated to KMI under Sections 1.752-2 and 1.707-5(b) of the Treasury Regulations; and (c) the distribution of the Cash Consideration in excess of the amounts distributed out of the proceeds of the Partnership Debt Financing shall be made to reimburse the Contributors for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such consideration does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations. Unless otherwise required by a final determination of the Internal Revenue Service, the Parties agree to act at all times in a manner consistent with this intended treatment, including disclosure in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations. The “Credit Facility” shall refer to the Credit Agreement dated May 27, 2011, among Operating Company and Wyoming Interstate Company, L.L.C., as borrowers, the Partnership, as parent guarantor, and the lenders and agents identified therein. The “Partnership Debt Financings” shall refer to one or more offerings and sales (either public or private) of senior notes or other debt securities of the Partnership. The “Existing Indebtedness” shall refer to (i) each series of outstanding senior notes of Ruby Pipeline, L.L.C. (“Ruby Pipeline”), (ii) amounts owed under the Revolving Credit Agreement dated as of February 15, 2012, among Ruby Pipeline and the lenders and agent identified therein, (iii) amounts owned under the Term Loan Agreement dated as of February 15, 2012, among Ruby Pipeline and the arrangers and agents identified therein, and (iv) amounts owed under the Credit Agreement dated February 7, 2008, among Gulf LNG Energy, L.L.C. (“Gulf LNG”), as borrower, Gulf LNG Pipeline, LLC, as guarantor and the lenders and agents identified therein.
1.5    Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder other than taxes based on income (“Transaction Taxes”), shall be borne 50% by the Contributors and 50% by the Partnership. To the extent under applicable law the transferee is responsible for filing tax returns in respect of Transaction Taxes, the Partnership shall prepare and file all such returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The tax make-whole payment to be made by Southern Gulf pursuant to the terms of the Mutual Consent Letter dated September 23, 2013, among Southern Gulf, EFS LNG Holdings, LLC, ARC LNG Holdings, LLC and Lightfoot Capital Partners, LP shall be borne 50% by the Contributors and 50% by the Partnership.
ARTICLE II
CLOSING

2.1    Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the contribution of the Equity Interests contemplated hereby shall be held at the offices of Bracewell & Giuliani LLP at 711 Louisiana Street, Suite 2300, Houston, Texas at 9:00 a.m., Houston, Texas time on May 2, 2014, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, place and

EXHIBIT 2.1

time as may be mutually agreed upon by the Parties. The “Closing Date” shall mean the date of the Closing.
2.2    Deliveries at the Closing. At the Closing:
(a)    El Paso will deliver, or cause to be delivered, to the applicable Partnership Party a duly executed counterpart of a conveyance document or other evidence of contribution of the Southern Gulf Interest in form and substance mutually satisfactory to the Partnership and El Paso;
(b)    EP CNG will deliver, or cause to be delivered, to the applicable Partnership Party a duly executed counterpart of a conveyance document or other evidence of contribution of the CGSC Interest in form and substance mutually satisfactory to the Partnership and EP CNG;
(c)    EP Ruby will deliver, or cause to be delivered, to the applicable Partnership Party a duly executed counterpart of a conveyance document or other evidence of contribution of the Ruby Holding Interest that satisfies the requirements of Section 4.6(a)(i)(B) of the Ruby Holding LLC Agreement in form and substance mutually satisfactory to the Partnership and EP Ruby;
(d)    KMI will deliver, or cause to be delivered, to the General Partner and the Partnership:
(i)    the KMI Debt Indemnities;
(ii)    a certificate (i) stating that KMI is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);
(iii)    a duly executed counterpart of an Assignment and Assumption Agreement of the Operation and Maintenance Agreement dated August 13, 2009, by and between Ruby Pipeline and CIG Pipeline Services Company, L.L.C., (the “Ruby Operating Agreement”), assigning to an affiliate designated by the Partnership, all of the rights, interests and obligations of CIG Pipeline Services Company, L.L.C. as operator thereunder (the “Assignment Agreement”); and
(iv)    all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by KMI pursuant hereto;
(e)    Each of the Contributors will deliver, or cause to be delivered, to the Partnership as appropriate:
(i)    all books and records of Southern Gulf, CGSC and Ruby Holding and their respective Subsidiaries (including books of account, personnel and payroll records, tax returns and supporting work papers and the like) that are in the possession of KMI or the Contributors; provided that such books and records will be deemed so delivered if such

EXHIBIT 2.1

books and records are located in the office of Southern Gulf, CGSC, Ruby Holding or any of their Subsidiaries;
(ii)    if the Equity Interests are represented by certificates, certificates evidencing such Equity Interests duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Equity Interests; and
(iii)    all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by the Contributors pursuant hereto;
(f)    the Partnership will deliver, or cause to be delivered, to KMI (or its designee):
(i)    a copy of Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 21, 2007, as amended (the “Partnership Agreement”), substantially in form attached hereto as Exhibit D (the “Third Amendment”) duly executed and delivered by the parties thereto;
(ii)    the Cash Consideration by wire transfer to bank accounts designated by KMI prior to the Closing Date;
(iii)    the Newly Issued Common Units;
(iv)    a counterpart of the KMI Debt Indemnities, duly executed by the General Partner and the Partnership, to the extent the General Partner and the Partnership is a party thereto;
(v)    a counterpart of the Assignment Agreement, duly executed by the designated affiliate of the Partnership;
(vi)    counterparts of the conveyance documents referred to in Sections 2.2(a), 2.2(b) and 2.2(c), duly executed by the Partnership and the Operating Company;
(vii)    all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by the Partnership pursuant hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND KMI

Each of the Contributors and KMI hereby represents and warrants, jointly and severally, to the Partnership that the following representations and warranties are true and correct:

EXHIBIT 2.1

3.1    Organization and Existence.
(a)    Each Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Contributor has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Contributor is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations (a “Material Adverse Effect” ) of the respective Contributors or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.
(b)    Southern Gulf is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Southern Gulf has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Southern Gulf is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement. El Paso has delivered to the Partnership a complete and correct copy of the limited liability company agreement of Southern Gulf, as amended (the “Southern Gulf LLC Agreement”), as in effect on the date hereof.
(c)    CGSC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and at Closing will be a limited liability company duly formed, validly existing and in good standing, under the laws of the State of Delaware. CGSC has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. CGSC is duly licensed or qualified to do business as a foreign entity and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement. EP CNG has delivered to the Partnership a complete and correct copy of the certificate of incorporation and bylaws of CGSC, as in effect on the date hereof, and, prior to the Closing Date, will have delivered to the Partnership a complete and correct copy of the limited liability company agreement of CGSC.

EXHIBIT 2.1

(d)    Ruby Holding is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Ruby Holding has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Ruby Holding is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement. EP Ruby has delivered to the Partnership a complete and correct copy of the limited liability company agreement of Ruby Holding, as amended (the “Ruby Holding LLC Agreement”), as in effect on the date hereof.
3.2    Capitalization; No Preemptive or Other Rights.
(a)    El Paso owns 100% of the outstanding equity interests in Southern Gulf. The Southern Gulf Interest comprises all of the equity interests in Southern Gulf and is owned, beneficially and of record, by El Paso, free and clear of all security interests, liens, mortgages, pledges, charges, encumbrances and rights of others, except for any security interests, liens, mortgages, pledges, charges, encumbrances or rights of others (i) set forth on Schedule 3.2, (ii) created by the Partnership, (iii) arising under the organizational documents of the applicable Company, or (iv) arising under applicable federal and state securities laws (“Liens”). El Paso has full legal right to contribute, assign and transfer the Southern Gulf Interest to the Partnership and will, upon delivery of the Southern Gulf Interest to the Partnership pursuant to the terms hereof, transfer to the Partnership good and valid title to the Southern Gulf Interest free and clear of all Liens.
(b)    EP CNG owns 100% of the outstanding equity interests in CGSC. Upon conversion of CGSC to a limited liability company, the CGSC Interest will comprise all of the equity interests in CGSC and such interest will be owned, beneficially and of record, by EP CNG, free and clear of all Liens. EP CNG will, upon conversion of CGSC to a limited liability company, have full legal right to contribute, assign and transfer the CGSC Interest to the Partnership and will, upon delivery of the CGSC Interest to the Partnership pursuant to the terms hereof, transfer to the Partnership good and valid title to the CGSC Interest free and clear of all Liens.
(c)    The ownership of the outstanding equity interests in Ruby Holding is set forth on Schedule 3.2(c). The Ruby Holding Interest comprises 700,001,000 Class B Common Units in Ruby Holding and is owned, beneficially and of record, by EP Ruby, free and clear of all Liens. EP Ruby has full legal right to contribute, assign and transfer the Ruby Holding Interest to the Partnership and will, upon delivery of the Ruby Holding Interest to the Partnership pursuant to the terms hereof, transfer to the Partnership good and valid title to the Ruby Holding Interest free and clear of all Liens.
(d)    The Equity Interests are not subject to any agreements with respect to the voting or transfer of any of the Equity Interests (except with respect to (i) the contribution of the

EXHIBIT 2.1

Equity Interests contemplated by this Agreement, (ii) the respective organizational documents of Southern Gulf, CGSC or Ruby Holding, and (iii) restrictions under applicable federal and state securities laws). The Equity Interests have been (or, in the case of CGSC, as of the Closing Date will be) duly authorized and validly issued, fully paid (to the extent required under the respective organizational documents of Southern Gulf, CGSC or Ruby Holding) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).
(e)    Except as set forth in this Agreement or the organizational documents of Southern Gulf, CGSC or Ruby Holding, there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Contributors or the Companies) to purchase or otherwise acquire any security of or equity interest in Southern Gulf, CGSC or Ruby Holding.
3.3    Subsidiaries.
(a)    Set forth on Schedule 3.3 is a true and correct list of (i) each corporation, partnership, joint venture, limited liability company or other business entity in which Southern Gulf, CGSC or Ruby Holding directly or indirectly beneficially or of record owns at least 50% of either the equity interests in or voting control of such entity (such entities, together with Young, the “Subsidiaries”), (ii) the jurisdiction of incorporation or formation for each of the Subsidiaries and (iii) the ownership of the outstanding equity interests in each Subsidiary. Southern Gulf, CGSC, Ruby Holding and the Subsidiaries are referred to herein collectively as the “Companies.”
(b)    Each of the Subsidiaries is a corporation, limited liability company or limited partnership duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Subsidiaries has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company or limited partnership, as the case may be, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.
(c)    Other than the Subsidiaries, Southern Gulf, CGSC and Ruby Holding have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture, limited liability company or other business entity. Except as set forth on Schedule 3.3(c), there are no outstanding subscriptions, options, convertible securities, warrants, calls, rights, agreements or commitments of any kind (issued or granted by, or binding upon, any of the Companies) to issue, purchase or otherwise acquire any security of or ownership interest in any of the Subsidiaries. Except as set forth on Schedule 3.3(c), the ownership interests held by Southern Gulf, CGSC and Ruby Holding in all of the Subsidiaries are free and clear of all Liens and the holders thereof have good and valid title to such interests. None of the equity interests in any of

EXHIBIT 2.1

the Subsidiaries held by Southern Gulf, CGSC or Ruby Holding is subject to any agreement with respect to the voting or transfer of such equity interests (other than restrictions (i) in the applicable organizational or governing documents or agreements for a Subsidiary or (ii) under applicable federal and state securities laws). All the (i) general partner interest in Young that is owned beneficially or of record by CGSC, as set forth on Schedule 3.3(c), has been duly authorized and is validly issued, fully paid (to the extent required by the organizational documents of Young) and nonassessable (except as such nonassessability may be affected by Sections 7-62-303, 7-62-607, 7-62-608 and 7-62-804 of the Colorado Uniform Limited Partnership Act), and (ii) other outstanding equity interests of the Subsidiaries that are owned beneficially or of record by the Contributors or any other Subsidiary, as set forth on Schedule 3.3(c), have been duly authorized and are validly issued, fully paid (to the extent required by the organizational documents of the applicable Subsidiary) and nonassessable (except as such nonassessability may be affected in the case of a Delaware limited liability company by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).
3.4    Authority and Approval. Each of KMI and the Contributors has the corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Constituent Documents to which such entity is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by them. The execution and delivery by KMI and the Contributors of this Agreement and the Constituent Documents to which such entity is a party, the performance by KMI and the Contributors of all the terms and conditions hereof and thereof to be performed by them and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate or limited liability company action of KMI and the Contributors, as applicable. This Agreement has been duly executed and delivered by each of KMI and the Contributors and constitutes, and when executed and delivered the Constituent Documents to which such entity is a party will constitute, valid and binding obligations of each of KMI and the Contributors, as applicable, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.5    No Conflict. Except as set forth on Schedule 3.5 and in the case of clause (b)(i) or (ii) for matters which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, this Agreement and the Constituent Documents to which such entity is a party and the execution and delivery hereof and thereof by KMI and the Contributors do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of KMI, the Contributors or the Companies; or (b) (i) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of KMI, the Contributors or the Companies; (ii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require

EXHIBIT 2.1

any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, contract, commitment or instrument to which any of KMI, the Contributors or the Companies is a party or by which any of them is bound or to which any property of KMI, the Contributors or any Company is subject; (iii) result in the creation of, or afford any person the right to obtain, any Lien on the Equity Interests or the property or assets of any of KMI, the Contributors or the Companies under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or (iv) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval possessed by any Company that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the carrying on of the business of the Companies as now conducted, including any Governmental Approvals under any applicable Environmental Law.
3.6    Consents. Except as set forth on Schedule 3.6, and except for notice to, or consent of, Governmental Authorities related to the transfer of Environmental Permits, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with (each a “Governmental Approval”), any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) is required to be obtained or made by or with respect to the Contributors or any Company in connection with:
(a)    the execution, delivery, and performance of this Agreement or the Constituent Documents to which the Contributors or any Company is a party or the consummation of the transactions contemplated hereby or thereby;
(b)    the enforcement against KMI or the Contributors of their respective obligations under this Agreement or the Constituent Documents to which such entity is a party; or
(c)    the conduct by the Companies of their respective business immediately following the Closing as was conducted prior to the Closing.
3.7    Laws and Regulations; Litigation. Schedule 3.7 sets forth a list as of the date of this Agreement of all claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) that are pending or, to KMI’s or the Contributors’ knowledge, threatened against or affecting the Companies or any of their respective properties, assets, operations or businesses or the Contributors’ ownership of interests therein (other than Litigation under any Environmental Law, which is the subject of Section 3.15) and that (a) would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or (b) seeks any material injunctive relief. Except as set forth in Schedule 3.7, the Contributors and the Companies are not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.15) of any Governmental Authority applicable to them except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole. No Litigation is pending or, to the knowledge of KMI or any of the Contributors, threatened to which KMI or any Contributor is or may become a party that questions or involves the validity or enforceability of the obligations of KMI or any of the Contributors under this Agreement or the Constituent Documents or seeks to

EXHIBIT 2.1

prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement, and which, in either case, has a material and adverse effect on the ability of KMI or any Contributor to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3.7, as of the date of this Agreement, there is no Litigation initiated by the Companies that is pending against any other person.
3.8    Financial Statements; Internal Controls.
(a)    The Contributors have delivered to the Partnership true and correct copies of the following financial statements (the “Financial Statements”):
(i)    the audited consolidated balance sheets of Ruby Pipeline, Gulf Holdings and Young, as of December 31, 2011, 2012 and 2013, and the related statements of income, cash flows and members’ equity (or partners’ capital) for the year then ended;
(ii)    the unaudited consolidated balance sheet of Ruby Holding as of December 31, 2011 and 2012, and the related consolidated statements of income, cash flows and members’ equity for the year then ended; and
(iii)    the unaudited consolidated balance sheet of Ruby Holding as of September 30, 2013, and the related consolidated statements of income, cash flows and members’ equity for the nine months then ended.
(b)    The “Balance Sheet Date” means December 31, 2013, except as it relates to Ruby Holding and its Subsidiaries (other than Ruby Pipeline), in which case the Balance Sheet Date means December 31, 2012, and the balance sheets described above are referred to herein the “Balance Sheets”. The Financial Statements are accurate and complete and consistent with the books and records of the respective Companies, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as noted therein and, with respect to the unaudited and interim financial statements, for the absence of footnotes thereto, and with respect to the interim financial statements, for the absence of normal year-end adjustments) and fairly present in all material respects the financial condition of the Companies, respectively, as and at the respective dates and the results of operations for the respective periods covered thereby.
(c)    Each of the Companies has in place a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and KMI and the Contributors believe that the internal controls over financial reporting are effective.
3.9    No Adverse Changes. Except as set forth in Schedule 3.9 and for changes in the ordinary course of business or due to matters that generally affect the economy or the industry in which the Companies are engaged, since each Balance Sheet Date there have been no changes in (a) the assets, liabilities or financial condition of the Companies, taken as a whole or (b) the business,

EXHIBIT 2.1

financial condition or results of operations of the Companies, taken as a whole, that, in either case, would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole. Except as set forth in Schedule 3.9, since the relevant Balance Sheet Date, (x) the Contributors have caused the business of the Companies to be conducted in the ordinary course and in substantially the same manner as previously conducted and have made all reasonable efforts consistent with past practices to preserve each Company’s relationship with customers, suppliers, employees and others with whom such Company deals, and (y) no Company has (i) incurred any indebtedness for borrowed money, (ii) made any guarantees of the obligations of other persons, or (iii) incurred any material capital commitments not contained in the capital budgets of the Companies (collectively, the “Capital Budget”).
3.10    Liabilities. Except as set forth in the respective Balance Sheets or reflected in the notes thereto, the Companies did not have as of the date of such Balance Sheet any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) or any unrealized or unanticipated loss which in the aggregate was then material to the Companies’ business, properties, financial condition or results of operations and required to be reflected on such Balance Sheet or in the notes related thereto in accordance with GAAP that was not so reflected.
3.11    Taxes.
(a)    Except as set forth in Schedule 3.11(a), (i) all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Companies and the Companies’ assets and operations have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete; (ii) all Taxes owed by the Companies or with respect to the Companies’ assets and operations which are or have become due have been timely paid in full; (iii) there are no Liens for Taxes on any of the assets of the Companies, other than Liens for Taxes not yet due and payable; (iv) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Companies nor is there any outstanding agreement or waiver by or with respect to the Companies extending the period for assessment or collection of any Tax; and (v) there is no pending or, to the knowledge of KMI and the Contributors, threatened action, audit, request for ruling, proceeding or investigation for assessment or collection of Tax and no Tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the Companies that has not been resolved.
(b)    Schedule 3.11(b) contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Companies. All such Tax allocation or sharing arrangements will be terminated effective as of the Closing Date, and no payments will become due by the Companies thereafter.
(c)    As of the Closing, each Company will be a partnership or a disregarded entity for federal income tax purposes and each Company that is taxed as a partnership will have a valid election in effect under Section 754 of the Code.

EXHIBIT 2.1

(d)    In the twelve-month period ended December 31, 2013, more than 90% of the combined gross income (as determined for U.S. federal income tax purposes) of the business operations conducted with the assets that are to be held by the Companies on the Closing Date was “qualifying income” within the meaning of Section 7704(d) of the Code. Each of the Contributors and KMI expects that more than 90% of the gross income of the business operations that is to be conducted with such assets in 2014 will be “qualifying income” within the meaning of Section 7704(d) of the Code.
3.12    Labor Matters and Employee Benefits.
(a)    Labor Matters. No Company has any employees. None of the employees of KMI, the Contributors or their affiliates (for purposes of this Agreement, affiliates of KMI or the Contributors shall include, on and prior to the Closing, the Companies, but not include the Partnership or the Partnership’s public limited partners or its subsidiaries, including, after the Closing, the Companies (collectively, the “Partnership Entities”)) who provide services to the Companies (the “Associated Employees”) are covered by a collective bargaining agreement. With respect to any of the Associated Employees, there are no union organizing efforts underway and there is no labor strike, other material dispute, slowdown or stoppage pending or threatened against any of KMI, the Contributors, the Companies or any of their affiliates. Except as would not result in any liability to KMI, the Contributors, the Companies or any of their affiliates, there are no claims pending, or to KMI’s or the Contributor’s knowledge, threatened against KMI, the Contributors, the Companies or any of their affiliates on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees or any claims relating to any liability under ERISA.
(b)    Employee Benefits.
(i)    The Companies do not have any legal or equitable obligation to establish, do not sponsor or maintain, and have not sponsored or maintained within the six years prior to the date hereof, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal), including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are referred to herein as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by KMI, the Contributors or an affiliate of KMI or a Contributor.
(ii)    Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code, is and has been so qualified in form, and each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.
(iii)    With respect to any Plan that the Contributors (or any entity treated as a single employer with a Contributor under Section 414(b) or (c) of the Code or Section

EXHIBIT 2.1

4001(a)(14) of ERISA (or Section 414(m) or (o) of the Code for purposes of provisions herein relating to Section 412 of the Code or Section 302 or 4007 of ERISA) (the “Contributors Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (A) except for an event that would not impose any liability on the Partnership or the Companies, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (B) none of the Companies, the Contributors or any member of the Contributors Aggregated Group has incurred or could reasonably be expected to incur any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Companies have and would reasonably be expected to have no direct or indirect responsibility or obligation, (C) there has not been any failure to satisfy the minimum funding standard within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA applicable to such Plan, whether or not waived that, in either case, would give rise to a Lien on any of the Companies or their assets or that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, and (D) there has not been any determination that the Plan is, or is expected to be, in “at-risk” status as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, none of the Companies, the Contributors or any member of the Contributors Aggregated Group contributes to, or has an obligation to contribute to, or has within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which any of the Companies or any member of the Contributors Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).
(iv)    Except as would not result in any liability to the Companies, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any employee benefit becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of any of the Contributors or any member of the Contributors Aggregated Group.
3.13    Accurate and Complete Records. The books, ledgers, financial records and other records of the Companies since January 1, 2011:

EXHIBIT 2.1

(a)    are in the possession of the Companies;
(b)    have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and
(c)    are accurate and complete in all material respects.
3.14    Management Projections. The projections provided to the Partnership by KMI, the Contributors and the Companies during the Partnership’s due diligence review of the Companies in connection with this Agreement, including with respect to the methods and terms of financing the Transaction, were made in good faith and are materially consistent with the expectations of KMI’s management.
3.15    Environmental.
(a)    For purposes of this Agreement:
“Environmental Laws” shall include, without limitation, (i) the Resource Conservation and Recovery Act, as amended, (ii) the Clean Air Act, as amended; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (“CERCLA”); (iv) the Federal Water Pollution Control Act, as amended; (v) the Safe Drinking Water Act, as amended; (vi) the Toxic Substances Control Act, as amended; (vii) the Emergency Planning and Community Right‑to Know Act, as amended; (viii) the National Environmental Policy Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Pollution Prevention Act of 1990, as amended; (xi) the Hazardous Materials Transportation Act, as amended; (xii) any regulations promulgated under (i) through (xii); or (xiii) any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health or the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, migration, storage, release, transportation, disposal, recycling, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to public health, worker or public safety or the environment.
“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

EXHIBIT 2.1

(b)    Except as set forth in Schedule 3.15 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole: (i) the properties, assets, and operations of the Companies are in compliance with applicable Environmental Laws; (ii) to the knowledge of KMI and the Contributors, no circumstances exist with respect to the properties, assets and operations of the Companies that give rise to an obligation by the Contributors to investigate, remediate, monitor or otherwise address the presence, on‑site or offsite, of Hazardous Materials under any applicable Environmental Laws, except as is currently being performed under applicable law or permit requirements; (iii) the Companies and their properties, assets, and operations are not subject to any pending or, to the knowledge of KMI and the Contributors, threatened, claim, action, suit, investigation, inquiry or proceeding, and, to the knowledge of KMI and the Contributors, there is no existing state of facts or circumstances that would be reasonably likely to give rise to any of the foregoing, under any Environmental Law (including, without limitation, designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Companies under any Environmental Law in connection with its business (the “Environmental Permits”) have been duly obtained or filed and are valid and currently in full force and effect; (v) there has been no release of any Hazardous Material into the environment by the Companies or in connection with their properties, assets and operations, except in compliance with applicable Environmental Law; (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the properties, operations or activities of the Companies, except as would not reasonably be expected to give rise to a claim, action, suit or proceeding by or on behalf of such person or property; (vii) the Contributors and the Companies have made available to the Partnership all internal and external environmental audits and studies and correspondence on substantial environmental matters (in each case relevant to the Companies) in the possession of the Contributors or the Companies; and (viii) the Companies have maintained all environmental and operating documents and records in the manner and for the time periods each Environmental Law requires. Except as set forth in Schedule 3.15 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, each of the Environmental Permits is valid and in full force and effect, and no violation thereof has been experienced, noted or recorded and there are no legal proceedings pending or, to the knowledge of KMI and the Contributors, threatened to revoke or limit any of the Environmental Permits.
3.16    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to KMI's and the Contributors' knowledge, threatened against the Contributors or the Companies.
3.17    Contracts and Commitments.
(a)    Schedule 3.17 contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements or other instruments (including, without limitation, intercompany contracts) (“Contracts”) of the following categories to which any Company is a party or by which it or any of its properties or assets is bound as of the date of this Agreement:

EXHIBIT 2.1

(i)    (1) Contracts for the purchase of materials, supplies, or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (2) management, service, commission, consulting, or other similar types of Contracts or (3) advertising Contracts, in any such case that have an aggregate future liability to any person (other than the Companies) in excess of $2,500,000 per year and are not terminable by the Companies by notice of not more than 30 days;
(ii)    material licenses, options, or other agreements relating in whole or in part to the Intellectual Property (including any license or other agreement under which a Company is licensee or licensor of any such Intellectual Property);
(iii)    Contracts (including so-called take-or-pay or keepwell agreements) under which any person (including a Company) has directly or indirectly guaranteed indebtedness, liabilities, or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business) and, for each such guaranty, (A) whether the obligation covered by that guaranty relates to any Contributor or its affiliate and (B) if the guaranty is secured by a Lien on any property or other asset of the Companies, the nature of that security;
(iv)    any Contract that creates a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any of the Companies, or (B) requiring any of the Companies to invest funds in or make loans to, or purchase any securities of, another person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $10,000,000;
(v)    (1) Contracts pertaining to the purchase and sale of natural gas in all its forms and all other hydrocarbons (including liquid products) having a term of more than twenty-seven days or involving the payment or receipt of more than $2,500,000 per year of cash or other value, including, without limitation, pipeline leases or operating agreements, including compressor leases; and (2) Contracts pertaining to the processing, treating, compression, gathering, storage, exchange, transportation or transmission of natural gas in all its forms and all other hydrocarbons (including liquid products) involving the payment or receipt of more than $2,500,000 per year of cash or other value;
(vi)    Contracts, leases, or easements involving yearly rental payments or receipts in excess of $2,500,000;
(vii)    all promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $10,000,000 and all related security agreements or similar agreements associated therewith;
(viii)    Contracts containing covenants limiting the freedom of a Company to engage in any line of business or compete with any person or operate at any location, including, without limitation, any preferential rights granted to third parties;

EXHIBIT 2.1

(ix)    Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with a value in excess of $10,000,000 (other than inventory) or capital stock of any person (including, without limitation, the Companies);
(x)    Contracts between a Company, on one hand, and any of the Contributors or any affiliate of the Contributors (or any current or former officer, director or employee of the Contributors or any affiliate of the Contributors) on the other hand;
(xi)    Contracts pertaining to the ownership, operation, or maintenance of any and all facilities of the Companies having a value in excess of $10,000,000;
(xii)    to the extent not otherwise listed on Schedule 3.17, Contracts the primary purpose of which are to require a Company to indemnify or otherwise make whole any person with an indemnification or make whole obligation having a value in excess of $10,000,000;
(xiii)    Contracts that prohibit a Company from making cash distributions in respect of the equity interests of such Company, other than restrictions set forth in the limited liability company agreement or other governing documents of a Company; and
(xiv)    any other Contract which is material to the Companies.
(b)    True copies of the written Contracts, and accurate written summaries of the oral Contracts, identified in Schedule 3.17 (the “Material Contracts”) have been made available to the Partnership. Except as set forth in Schedule 3.17, the Companies are not and, to KMI’s and the Contributors’ knowledge, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse of) any term, condition or provision of any of the Material Contracts except for defaults, breaches, violations or events which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
(c)    Other than Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts constitutes valid, binding and enforceable obligations of the Companies or the Contributors and the Contributors’ affiliates to the extent they are parties thereto and, to KMI’s and the Contributors’ knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of KMI and the Contributors, threatened by any party thereto other than the Companies, nor has a Company executed any waiver that materially waives any rights thereunder, except as Schedule 3.17 sets forth.
(d)    To KMI’s and the Contributors’ knowledge, no event has occurred which either entitles, or would, upon notice or lapse of time or both, entitle the holder of any indebtedness

EXHIBIT 2.1

set forth in Schedule 3.17 to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Companies.
(e)    Except as set forth in Schedule 3.17 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, (i) none of the Contributors or the Contributors' affiliates have received any prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any gas or other hydrocarbon (including liquid products) or products purchased, sold, transported, gathered, stored or processed by or on behalf of the Companies; (ii) none of the Contributors or the Contributors’ affiliates have received any compensation for transportation, gathering, storage or processing services which would be subject to any refund or create any repayment obligation either by or to the Companies, and to KMI's and the Contributors' knowledge, there is no basis for a claim that a refund is due; and (iii) with regard to gas or other hydrocarbon (including liquid products) transportation, gathering, processing, storage and sales Contracts in effect as of the date hereof, the Companies will be entitled to receive the full contract price in accordance with the terms of each such Contract for all gas and products transported, gathered, processed, stored and/or sold on and after the Closing Date.
3.18    Assets. All of the assets necessary to conduct the business of the Companies (the “Company Assets”), as such business is being conducted on the date of this Agreement, are owned or leased by the Companies, or provided to the Companies pursuant to Affiliate Contracts, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
3.19    Assets Other than Real Property Interests.
(a)    The Companies have good and valid title to all material tangible personal property and assets reflected on the most recent year-end Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the relevant Balance Sheet Date in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (i) such as are set forth in Schedule 3.19, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to amounts not yet due and payable or being contested in good faith by appropriate procedures as to which adequate reserves, if any, have been established, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens that secure debt that is reflected as a liability on the Balance Sheets and the existence of which is indicated in the notes thereto, (iv) other imperfections of title or encumbrances, if any, that would not, individually or in the aggregate, materially interfere, or reasonably be expected to materially interfere, with the ordinary conduct of the Companies’ business, and (v) Liens created by the Partnership or its successors and assigns (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above are referred to herein collectively as “Permitted Liens”).
(b)    All the property, plant and equipment of the Companies has been maintained in accordance with generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which it is currently being

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used or held for use, to transport the amount of natural gas permitted under its Federal Energy Regulatory Commission (“FERC”) certificates, to the extent applicable to such Company. This Section 3.19 does not relate to real property or interests in real property, such items being the subject of Section 3.20.
3.20    Title to Real Property.
(a)    Other than as set forth to the contrary on Schedule 3.20, each of the Companies has good and marketable (or, with respect to properties located in Texas, indefeasible) title to all fee-owned real property and a valid leasehold interest in all leased real property of the Companies which is sufficient for the operation of their respective businesses as such businesses are being conducted on the date of this Agreement (collectively, the “Property”), free and clear of all Liens except Permitted Liens, except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
(b)    Other than as set forth to the contrary on Schedule 3.20, each of the Companies has such consents, easements, rights-of-way, permits and licenses (collectively, “Rights-of-Way”) as are sufficient to conduct its business as such business is being conducted on the date of this Agreement, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole. Each of the Companies has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.
(c)    Other than as specifically set forth to the contrary on Schedule 3.20, (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Property and (B) none of the Contributors have knowledge of any such threatened proceeding or action, which (in either case), if pursued, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole, (ii) to the extent located in jurisdictions subject to zoning, the Property is properly zoned for the existence, occupancy and use of all the improvements located on the Property and on the Rights-of-Way held by any of the Companies, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.
3.21    Intellectual Property. Schedule 3.21 sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, “Intellectual Property”), owned, used, filed by, licensed or material to the

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Companies. With respect to registered trademarks, Schedule 3.21 sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 3.21, the Companies own, and the Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to or claim of infringement by any other person, all Intellectual Property listed on Schedule 3.21, as applicable, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
3.22    Licenses; Permits. The Contributors have all material licenses, permits and authorizations (other than Environmental Permits) that are necessary for the conduct of the business and the ownership or lease and the operation of its properties and other assets of the Companies. The Companies hold all licenses, permits and authorizations (other than Environmental Permits, which are the subject of Section 3.15) that are necessary for the conduct of the business and the ownership or lease and the current operation of its properties and other assets, each in compliance with applicable laws and regulations of Governmental Authorities, except for those the failure of which to have would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole. The Companies have complied in all material respects with all terms and conditions thereof. All such material licenses, permits and authorizations that are held in the name of any employee, officer, director, stockholder, member, agent or otherwise on behalf of the Companies shall be deemed included under this warranty.
3.23    Transactions with Affiliates. Set forth in Schedule 3.23 is a complete and accurate list of all agreements, contracts and other arrangements between any of the Companies, on the one hand, and any of their affiliates (other than another Company), on the other hand (the “Affiliate Contracts”). Except for amounts under the Cash Pooling Arrangement described in Section 5.11, which will be settled as of the Closing, set forth in Schedule 3.23 is a complete and accurate list of (i) any indebtedness of the Companies to any Contributor or any of the Contributors’ affiliates, including the amount and classification of any such indebtedness, and (ii) any indebtedness of any Contributor or any of the Contributors’ affiliates to the Companies, including the amount and classification of any such indebtedness.
3.24    Customer Accounts Receivable. Except as Schedule 3.24 sets forth, all customer accounts receivable and notes receivable of the Companies, whether reflected on the most recent Balance Sheets or subsequently created, have arisen from bona fide transactions in the ordinary course of business and have been collected or are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the most recent Balance Sheets or reflected in the Working Capital Amount. Each Company has good and marketable title to its accounts receivable, free and clear of all Liens, except as set forth in Schedule 3.24. Schedule 3.24 sets forth, by customer name and account, all receivables of the Companies which would be classified as current assets under the classification “accounts receivable” on the Companies’ balance sheets as of the relevant Balance Sheet Date (a) that have remained or are expected to remain unpaid for more than 75 days after the due date of the original invoice or 120

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days after the date of the invoice, (b) as to which any unresolved dispute with the customer exists or (c) that are owed by a debtor in any bankruptcy or insolvency case.
3.25    Insurance. KMI or an affiliate of KMI (other than the Companies), maintains, on behalf of the Companies, policies of fire and casualty, liability, and other forms of insurance in such amounts, with such deductibles, and against such risks and losses as are, in KMI’s and the Contributors’ judgment, reasonable for the business and assets of the Companies. The insurance policies maintained with respect to the Companies and their assets and properties owned and maintained by the Companies are listed on Schedule 3.25. All such policies are, and after the Closing will continue, in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. No written notice of cancellation of, or written notice of an intention not to renew, any such insurance policy has been received by either KMI or the Contributors other than in the ordinary course of business. To the knowledge of KMI and the Contributors, the activities and operations of the Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
3.26    Securities Laws.
(a)    KMI and each of the Contributors acknowledge that upon their issuance, a legend in substantially the following form will be associated with the Newly Issued Common Units:
THESE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (“ACTS”). THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5.8 OF THE CONTRIBUTION AGREEMENT DATED AS OF APRIL 28, 2014, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICE.
(b)    KMI and each of the Contributors is an accredited investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and the Newly Issued Common Units to be issued to it pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. The Contributors are aware that no federal or state Governmental Authority has made any finding or determination as to the fairness of an investment in the Newly Issued Common Units nor any recommendation or endorsement with respect thereto. KMI and each of the Contributors acknowledge that the issuance of the Newly Issued Common Units has not been registered under the Securities Act in reliance on an exemption therefrom.

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(c)    KMI and each of the Contributors has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Newly Issued Common Units and each of the Contributors is capable of bearing the economic risks of such investment.
3.27    Brokerage Arrangements. Neither KMI, the Contributors nor any of the Companies has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Partnership or the Companies to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.
3.28    Rate Refunds. Except as Schedule 3.28 sets forth, none of the customers of the Companies is entitled to any refund of rates under FERC regulation of tariffs for any period prior to the Closing Date.
3.29    Delivery of Opinion. J.P. Morgan, the financial advisor to the KMI Board, has delivered its fairness opinion to the KMI Board in form and substance acceptable to the KMI Board.
3.30    Investment Company. None of the Contributors or the Companies is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
3.31    No other Assets or Liabilities. Southern Gulf has no material assets other than its direct and indirect ownership interest in Gulf Holdings and its Subsidiaries, and has no material liabilities, obligations or commitments of any type, except those arising under the organizational documents of Gulf Holdings and its Subsidiaries or as otherwise related to the business and operations of Gulf Holdings and its Subsidiaries. CGSC has no material assets other than its ownership interest in Young, and has no material liabilities, obligations or commitments of any type, except those arising under the organizational documents of Young or as otherwise related to the business and operations of Young.
3.32    Further Assurances. The Contributors represent and warrant that none of the items or actions to be taken described in Section 5.9 are material to the Companies, taken as a whole.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership Parties hereby represent and warrant to the Contributors that the following representations and warranties are true and correct:
4.1    Organization and Existence. The Partnership is a limited partnership validly existing and in good standing under the laws of the State of Delaware. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Partnership Party has full partnership or company, as applicable, power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Partnership Party is duly licensed or qualified to do business as a foreign partnership or company,

EXHIBIT 2.1

as applicable, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Partnership Party.
4.2    Authority and Approval. Each of the Partnership Parties has the partnership or company, as applicable, power and authority to execute and deliver this Agreement and the Constituent Documents, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership Parties of this Agreement and the Constituent Documents, the performance by the Partnership Parties of all the terms and conditions hereof and thereof to be performed by them and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite partnership or company action of the Partnership Parties. This Agreement constitutes, and when executed the Constituent Documents will constitute, valid and binding obligations of the Partnership Parties enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.
4.3    Brokerage Arrangements. None of the Partnership Parties have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate KMI, the Contributors or any of their affiliates to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.
4.4    Securities Laws.
(a)    The Partnership is an accredited investor within the meaning of Rule 501(a) under the Securities Act, and the Equity Interests being purchased by the Partnership pursuant to this Agreement are being acquired for the Partnership’s own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. The Partnership is aware that no Governmental Authority has made any finding or determination as to the fairness of an investment in the Equity Interests, nor any recommendation or endorsement with respect thereto. The Partnership acknowledges that the contribution of the Equity Interests has not been registered under the Securities Act in reliance on an exemption therefrom.
(b)    The Partnership has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.
4.5    Newly Issued Common Units. Upon issuance at the Closing, the Newly Issued Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Limited Partnership Act) and free of any preemptive or similar rights.

EXHIBIT 2.1

4.6    SEC Filings. Since January 1, 2012, (a) the Partnership has made all filings on Form 10-K and Form 10-Q required to be made by the Securities Act and the Exchange Act, (b) all filings (other than Form 8-K filings) by the Partnership with the Securities and Exchange Commission (the “SEC”), at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), and fairly presented in all material respects the financial condition and results of operations of the Partnership at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).
4.7    Delivery of Opinion. Tudor Pickering, the financial advisor to the Conflicts Committee, has delivered its opinion to the Conflicts Committee that the Total Consideration is fair to the unaffiliated common unitholders of the Partnership from a financial point of view.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

5.1    Certain Changes. Except as set forth on Schedule 5.1, and subject to Section 5.3, without first obtaining the written consent of the Partnership (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, the Contributors covenant that they shall cause the Companies not to:
(a)    make any material change in the conduct of their businesses and operations, or their financial reporting or accounting methods, principles or policies, other than those required by GAAP or applicable law;
(b)    other than in the ordinary course of business or as set forth in Schedule 5.1(b), enter into any Contract that would be defined as a “Material Contract” hereunder or terminate or amend in any material respect any Material Contract to which any of the Companies is a party;
(c)    repurchase, redeem or otherwise acquire any of their equity securities;
(d)    merge into or with or consolidate with any other entity or acquire the business or all or a substantial portion of the assets of any person or other entity;
(e)    make any change in their charter documents, partnership documents, bylaws or equivalent governing instruments (except as provided in Section 5.10);

EXHIBIT 2.1

(f)    purchase any securities of any corporation, person or entity, except short- term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture or other business enterprise, except to the extent required by the terms of any existing Material Contract;
(g)    issue or sell any equity interests, notes, bonds or other securities of any of the Companies, or any option, warrant or right to acquire any equity interests, notes, bond or other securities of any of the Companies;
(h)    make any non-cash distribution with respect to its equity interests;
(i)    increase the indebtedness of, or incur any obligation or liability, direct or indirect, for the Companies, other than the incurrence of liabilities in the ordinary course of business consistent with past practices; provided, however, that in no event shall the Companies incur, assume or guarantee any long-term indebtedness for borrowed money;
(j)    sell, lease or otherwise dispose of any material portion of their assets other than the sale of their assets in the ordinary course of business;
(k)    liquidate, dissolve, recapitalize or otherwise wind up its business;
(l)    purchase, lease or otherwise acquire any material property of any kind whatsoever other than in the ordinary course of business;
(m)    implement or adopt any material change in their Tax methods, principles or elections;
(n)    hire any employees, enter into any employment agreement or enter into any collective bargaining or labor agreements or adopt any benefit plan;
(o)    permit any of its assets to become subjected to any Lien, other than Permitted Liens;
(p)    cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value (except as provided in Section 6.1(f));
(q)    except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Contributors or any of their affiliates (other than the Companies);
(r)    enter into or agree upon any settlement or compromise of pending Litigation (other than immaterial litigation in respect of which there shall be no impact to the Partnership);
(s)    incur any capital expenditure in excess of $25,000,000 (or $5,000,000 in the case of CGSC and its Subsidiaries), other than reasonable capital expenditures in connection with any emergency or force majeure events or as provided in the Capital Budget;

EXHIBIT 2.1

(t)    acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income,” within the meaning of Section 7704(d) of the Code, except to the extent such activity or business is being conducted on the date of this Agreement;
(u)    except as contemplated in Sections 5.2(d) and 5.2(e) or as may be required to perform the Contributors’ obligations under this Agreement, make any application, filing or other request for approval from any Governmental Authority with respect to any new rates, services, terms and conditions of service or construction of facilities; or
(v)    commit or agree, whether in writing or otherwise, to do any of the foregoing.
5.2    Operations. Other than as provided in this Agreement, the Contributors will cause the Companies to:
(a)    maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;
(b)    maintain and preserve their business organization intact, and maintain their relationship with suppliers, customers and others having business relations with them;
(c)    advise the Partnership promptly in writing of any event or proposed change that would cause a material change in any document, schedule or other information delivered pursuant to this Agreement;
(d)    file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the business of the Companies to be filed with or reported to any Governmental Authority;
(e)    file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the businesses of the Companies whether or not such approval would expire before or after the Closing Date; and
(f)    not grant any proxy with respect to the Equity Interests or deposit any of the Equity Interests into a voting trust or enter into any voting agreement, contract or other obligation with respect to the Equity Interests or the Companies.
5.3    Limitations. The Contributors shall have no obligation pursuant to Section 5.1 or 5.2 to take or refrain from taking any action (or to cause a Company to take or refrain from taking any action) if the taking or refraining from taking of such action (a) is not within the power and authority of the Contributor pursuant to the organizational documents or any operating agreement with any Company, provided that the Contributors shall use their reasonable best efforts to cause such Company to take or refrain from taking such action (including through soliciting votes of directors and/or members), or (b) would violate the terms of, or constitute a breach of any duty or

EXHIBIT 2.1

obligation of the Contributors to any other Person pursuant to the organizational documents or any operating agreements with any Company.
5.4    Access. The Contributors will afford to the Partnership and its counsel, financial advisors, auditors and other authorized representatives (“Representatives”) reasonable access to the Contributors’ and the Companies’ financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to the Contributors at any time prior to the Closing Date, and will furnish to the Partnership such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Contributors and the Companies are bound or any applicable law or regulation, or jeopardize the availability of any privilege. The Contributors will use their reasonable best efforts to secure all requisite consents for the examination by the Partnership and their Representatives of all information covered by confidentiality agreements and will promptly communicate to the Partnership or its Representatives the substance of any such information, whether by redacting parts thereof or otherwise, so that disclosure would not violate any such confidentiality agreement or cause the loss of the privilege with respect thereto, and otherwise shall make all reasonable and appropriate substitute disclosure arrangements. The Contributors will cause the Companies to allow the Partnership access to and consultation with the lawyers, accountants, and other professionals employed by or used by the Companies for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Additionally, the Contributors will afford to the Partnership and its Representatives reasonable access to the books and records of the Contributors insofar as they relate to property, accounting and tax matters of the Companies. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by the Partnership and its Representatives. Further, the Contributors will afford to the Partnership and its Representatives reasonable access from the date hereof until the Closing Date, during normal business hours, to the Companies’ assets and properties; provided that such access shall be at the sole cost, expense and risk of the Partnership.
5.5    Reasonable Best Efforts.
(a)    The Contributors and the Partnership shall use their reasonable best efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, (ii) to ensure that all of the conditions to the obligations of the Partnership and the Contributors contained in Sections 6.1 and 6.2, respectively, are satisfied timely and (iii) to either prior to or as promptly as practicable after Closing substitute the Partnership for KMI or its affiliates as a guarantor with respect to the items set forth on Schedule 5.5 (“Replacement Guarantees”). The Partnership shall, and shall cause each of the Companies, jointly and severally, to indemnify and hold harmless KMI and its affiliates from and against any and all Damages arising from or relating to any item set forth on Schedule 5.5 that is not either released or expired in accordance with its terms.
(b)    Each of the Partnership and the Contributors acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Section 5.5 such as making notifications and obtaining consents or approvals or other clearances that are material

EXHIBIT 2.1

to the consummation of the transactions contemplated hereby, and each of the Partnership and the Contributors agree to take such action as is reasonably necessary to complete such notifications and obtain such consents or approvals or other clearances; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall require any Party to hold separate or make any divestiture of any asset or otherwise agree to, and no consents or approvals or other clearances shall be deemed to be obtained for purposes of this Agreement if such consent or approval or other clearance contains any restriction on their operations or other materially burdensome condition which would in any such case be material to the assets, liabilities or business of any of the Contributors, the Partnership, the Companies or any of their respective subsidiaries in order to obtain any consent or approval or other clearance required by this Agreement; provided, further, that it being understood that such reasonable actions shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability.
(c)    Without limiting anything in this Section 5.5, the Partnership shall use reasonable best efforts to issue and sell Common Units (the “Equity Offering ”) and to complete Partnership Debt Financings, in each case as described on Schedule 5.5(c), and to effect Credit Facility Borrowings that, together with the Equity Offering and Partnership Debt Financings, will provide the Partnership (before or contemporaneously with the Closing) with funds sufficient to consummate the Transaction on or before May 2, 2014, or such other date as the Parties may mutually agree upon in accordance with Section 2.1.
5.6    NYSE Listing. The Partnership shall cause the Newly Issued Common Units to be issued pursuant to this Agreement to be approved for listing on the New York Stock Exchange on or prior to the Closing Date.
5.7    Schedules. At any time at least three (3) days prior to the scheduled Closing Date agreed to by the Parties, KMI and the Contributors shall have the right (and the obligation) to update or amend in any respect their disclosure of any matter set forth or permitted to be set forth in the schedules hereto, including the addition of new schedules hereto. Any such update or amendment will not diminish the Partnership’s right to terminate this Agreement pursuant to Section 8.1(c) and will not be deemed to cure any breaches of representations or warranties for purposes of determining the satisfaction of the condition set forth in Section 6.1(a), and no such update or amendment will in any way diminish the right or ability of the Partnership or any other Partnership Party to bring a claim or otherwise seek recourse against KMI or the Contributors, under ARTICLE X of this Agreement or otherwise, for any breach by KMI or the Contributors of any representation, warranty, covenant, agreement or condition of this Agreement.
5.8    Transfer Restrictions. From and after the Closing Date, neither the Newly Issued Common Units nor any interest therein shall be transferable by the Contributors without the prior written consent of the Partnership until 120 days after the Closing Date except for transfers to affiliates of the Contributors (each a “Permitted Transferee”) in compliance with the provisions of the Securities Act in respect of the transfer of any such Newly Issued Common Units or any interest therein. The Partnership shall require (in form and substance reasonably satisfactory the Partnership) any proposed Permitted Transferee to agree to take and hold such Newly Issued Common Units or

EXHIBIT 2.1

any interest therein subject to the provisions and upon the conditions specified in this Section 5.8. Any transfer of the Newly Issued Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.
5.9    Further Assurances. Each Party understands there may be (a) assets held by the Contributors and their affiliates that are a part of a Company’s business and should be assigned or transferred to such Company, or (b) assets held by a Company that are not a part of such Company’s business and should be transferred or assigned to another party. In that regard, each Party shall use its reasonable best efforts to take, or cause to take, all appropriate action for no additional or reduced consideration, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to effect the appropriate assignment or transfer of any such assets identified by the Parties after the date hereof notwithstanding any other provision of this Agreement; provided, however, that if either KMI, on the one hand, or the Partnership, on the other, determines that any such assignment or asset shall materially and adversely affect the transaction and consideration contemplated by this Agreement and exchanged at Closing, all Parties shall negotiate in good faith to effect an agreement with respect to any appropriate reallocation of consideration. Schedule 5.9 sets forth a list as of the date of this Agreement of the assets of the Companies that may be affected by this Section 5.9.
5.10    Conversion to Single Member Limited Liability Company. Prior to the Closing Date, KMI will cause CGSC to be converted to a single member limited liability company with all related documents and instruments to be in form and substance mutually satisfactory to the Partnership and KMI.
5.11    Cash Pooling Arrangement. KMI, CGSC and Southern Gulf will terminate the Cash Pooling Arrangement between El Paso and each of CGSC and Southern Gulf effective upon the Closing Date, and will concurrently settle amounts owed to or by CGSC and Southern Gulf under the Cash Pooling Arrangement.
5.12    Amendment of Partnership Agreement. Prior to or on the Closing Date, the Partnership shall execute the Third Amendment.
ARTICLE VI
CONDITIONS TO CLOSING

6.1    Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Partnership:
(a)    The representations and warranties of the Contributors and KMI made in this Agreement qualified as to materiality or a Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and

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correct in all material respects, on and as of such earlier date). The Contributors and KMI shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Contributors and KMI by the time of the Closing. The Contributors shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of each of the Contributors confirming the foregoing matters set forth in this Section 6.1(a).
(b)    All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
(e)    CGSC shall have been converted to a single member limited liability company.
(f)    The Affiliate Contracts set forth on Schedule 6.1(f) shall have been terminated.
(g)    The Partnership Parties shall have obtained financing as contemplated by Section 5.5(c) in an amount sufficient to consummate the Transaction.
(h)    All liens securing the Southern Gulf Interests pledged pursuant to the Second Amended and Restated Credit Agreement, dated as of August 14, 2012, as amended, among KMI, Barclays Bank, PLC, as administrative agent and collateral agent, and the other parties thereto, shall have been released.
(i)    In accordance with the Ruby Holding LLC Agreement and with respect to the Ruby Holding Interests, all conditions precedent to the admission of the requisite Partnership Party or its designee as a member of Ruby Holding, with such admission to be effective contemporaneously with Closing, shall have been satisfied or waived.
(j)    In accordance with CGSC’s organizational documents and with respect to the CGSC Interests, all conditions precedent to the admission of the requisite Partnership Party or

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its designee as a member of CGSC, with such admission to be effective contemporaneously with the Closing, shall have been satisfied or waived.
(k)    In accordance with the Southern Gulf LLC Agreement and with respect to the Southern Gulf Interests, all conditions precedent to the admission of the requisite Partnership Party or its designee as a member of Southern Gulf, with such admission to be effective contemporaneously with Closing, shall have been satisfied or waived.
6.2    Conditions to the Obligation of the Contributors. The obligation of the Contributors to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributors:
(a)    The representations and warranties of the Partnership made in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Partnership shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Partnership by the time of the Closing. The Partnership shall have delivered to the Contributors a certificate dated the Closing Date and signed by an authorized officer of the general partner of the Partnership confirming the foregoing matters set forth in this Section 6.2(a).
(b)    All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
(e)    The Affiliate Contracts set forth on Schedule 6.2(e) shall have been terminated.

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ARTICLE VII
TAX MATTERS

7.1    Liability for Taxes.
(a)    For purposes of this Agreement:
(i)    “Income Taxes” means any U.S. federal or state income Tax.
(ii)    “Non-Income Taxes” means any Tax other than an Income Tax.
(iii)    “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person;
(iv)    “Tax Losses” means Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys' and accountants' fees and expenses, arising out of or incident to the determination, assessment or collection of Taxes;
(v)    “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes; and
(vi)    “Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax.
(b)    KMI shall be liable for, and shall indemnify and hold the Partnership, harmless from any Tax Losses (i) imposed on or incurred by the Companies with respect to any tax period (or portion thereof) ending on or prior to (x) the Closing Date with respect to Income Taxes (the “Pre-Closing Date Period”) and (y) the Effective Time with respect to Non-Income Taxes (the “Pre-Effective Time Period”), or (ii) attributable to a breach by KMI or the Contributors of the representations and warranties in Section 3.11 or any covenant with respect to Taxes in this Agreement; provided that, with respect to Tax Losses related to any Company, KMI shall be obligated to indemnify the Partnership only to the extent of the percentage equity interest in such Company

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owned beneficially by a Contributor immediately prior to Closing; and provided further that, KMI’s obligations pursuant to this Section 7.1(b) shall be reduced by the amount of any Taxes that are included in Working Capital Liabilities.
(c)    The Partnership shall be liable for, and shall indemnify and hold the Contributors, KMI and their respective affiliates harmless from any Tax Losses (i) imposed on or incurred by the Companies with respect to any tax period (or portion thereof) ending after (x) the Closing Date with respect to Income Taxes or (y) the Effective Time with respect to Non-Income Taxes, or (ii) attributable to a breach by the Partnership of any covenant with respect to Taxes in this Agreement.
(d)    Whenever it is necessary for purposes of this ARTICLE VII to determine the portion of any Taxes imposed on or incurred by the Companies for a taxable period beginning before and ending after the Closing Date or the Effective Time, as applicable, which is allocable to the Pre-Closing Date Period or the Pre-Effective Time Period, as applicable, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Date Period or the Pre-Effective Time Period, as applicable, constitutes a separate taxable period of the Companies and by taking into account the events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date or the Effective Time, as applicable, that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period or the Pre-Effective Time Period, as applicable, ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Companies shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.
(e)    The Partnership agrees to pay to KMI any refund received after the Closing Date by the Partnership or its affiliates (for purposes of this Agreement, the Partnership’s affiliates shall not include KMI, the Contributors or their affiliates other than the Partnership Entities), including the Companies, in respect of any Taxes for which KMI is liable under clause (b) of this Section 7.1. KMI agrees to pay to the Partnership any refund received by KMI or its affiliates in respect of any Taxes for which the Partnership is liable under clause (c) of this Section 7.1. The Parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a Party or its affiliate for the account of the other Party shall be paid to such other Party within ten (10) days after such refund is received.
7.2    Tax Returns.
(a)    KMI shall cause to be included in the pertinent federal income Tax Return (and the pertinent state income Tax Returns) for all periods ending on or before the Closing Date, all Tax Items of the Companies which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by

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such Tax Returns. For purposes of this Agreement, “Tax Items” means all items of income, gain, loss, deduction and credit.
(b)    With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Companies that is not described in paragraph (a) above, KMI shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Partnership, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.
(c)    With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Companies, the Partnership shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to KMI, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. The Partnership shall determine, in accordance with the provisions of Section 7.1(d) of the Agreement, the amount of Tax due with respect to the Pre-Closing Date Period or the Pre-Effective Time Period, as applicable (“KMI’s Tax Obligation”) and shall notify KMI of its determination of KMI’s Tax Obligation. KMI shall pay to the Partnership an amount equal to KMI’s Tax Obligation not later than five (5) days after the filing of such Tax Return. Any refund attributable to Tax Returns filed pursuant to this Section 7.2(c) shall be apportioned between the Partnership and KMI in a manner consistent with calculation of KMI’s Tax Obligation.
(d)    The Partnership shall, with respect to any Tax Return for which the Partnership is responsible under Section 7.2(c) for preparing and filing, make such Tax work papers available for review by KMI if the Tax Return is with respect to Taxes for which KMI may be liable (in whole or in part) hereunder or under applicable law. The Partnership shall make such work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide KMI with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the Partnership unless such position is contrary to the provisions of Section 7.2(e) hereof.
(e)    Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Companies for any taxable period beginning before and ending after the Closing Date, and any Tax Return in respect of any Taxes for which KMI may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

EXHIBIT 2.1

(f)    Unless required by law, the Partnership shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of KMI (not to be unreasonably withheld or delayed).
7.3    Tax Proceedings. In the event the Partnership or any of its affiliates receives notice (the “Proceeding Notice”) of any examination, claim, adjustment, or other proceeding with respect to the liability of the Companies for Taxes for any period for which KMI is or may be liable under Section 7.1, the Partnership shall notify KMI in writing thereof (the “Partnership Notice”) no later than the earlier of (a) thirty (30) days after the receipt by the Partnership or any of its affiliates of the Proceeding Notice or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. Such Partnership Notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter. As to any such Taxes for which KMI is or may be liable under Section 7.1, KMI shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) KMI notifies the Partnership in writing that it desires to do so no later than the earlier of (1) thirty (30) days after receipt of the Partnership Notice or (2) five (5) days prior to the deadline for responding to the Proceeding Notice, and (ii) KMI may not, without the consent of the Partnership (which consent shall not be unreasonably withheld), agree to any settlement which would result in an increase in the amount of Taxes for which the Partnership or the Companies is or may be liable under Section 7.1. KMI shall be required to pay any Taxes required to be paid in connection with any examination, claim, adjustment or other proceeding, including, without limitation, any prepayment of Tax required to obtain the jurisdiction of a court. The Parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3. The Partnership will provide, or cause to be provided, to KMI necessary authorizations, including powers of attorney, to control any proceedings which KMI is entitled to control pursuant to this Section 7.3. KMI shall pay to the Partnership the amount of any Tax Losses the Partnership may become entitled to by reason of the provisions of this Article VII within fifteen (15) days after the extent of any Tax liability has been determined by a final judgment or decree of a Court or a final and binding settlement with a Taxing Authority having jurisdiction thereof.
7.4    Cooperation and Exchange of Information. The Partnership and KMI shall cooperate fully, and shall cause the Companies to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ARTICLE VII and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. KMI and the Partnership agree to retain all books and records in their possession or in the possession of their respective affiliates with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and thereafter, upon request, allow the Partnership to take possession of such books and records. KMI further agrees, upon request,

EXHIBIT 2.1

to use its reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Partnership or the Companies. The Partnership and KMI further agree, upon request, to provide the other Party with all information regarding the Companies that either Party may be required to report to any Taxing Authority. Any information obtained pursuant to this Section 7.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each such Party shall provide the cooperation and information required by this Section 7.4 at its own expense.
7.5    Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall terminate ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter except to the extent that the person who is entitled to indemnity payments hereunder by reason of any breach thereof has prior to that time provided written notice to any person who would be required to make such an indemnity payment of the breach thereof.
7.6    Conflict. In the event of a conflict between the provisions of this ARTICLE VII and any other provisions of this Agreement, the provisions of this ARTICLE VII shall control.
ARTICLE VIII
TERMINATION

8.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of the Partnership and KMI;
(b)    by either the Partnership or KMI in writing after June 30, 2014 (the “Outside Date”) if the Closing has not occurred by such date and, as of such date, the terminating Party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder;
(c)    by either the Partnership or KMI in writing without prejudice to other rights and remedies which the terminating Party or its affiliates may have (provided the terminating Party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if such other Party or its affiliates shall (i) materially fail to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breached or have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting Party shall have a period of ten (10) days following written notice from the nondefaulting Party to cure any breach of this Agreement, if such breach is curable;
(d)    by either the Partnership or KMI in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any Partnership

EXHIBIT 2.1

Party or the Contributors, which prohibits or restrains the Partnership or the Contributors from consummating the transactions contemplated hereby, provided that the Partnership and the Contributors shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;
(e)    by KMI if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by KMI; or
(f)    by the Partnership if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Partnership.
8.2    Effect of Termination. In the event of the termination of this Agreement by a Party, as provided in Section 8.1 above, this Agreement shall thereafter become void except for this Section 8.2, Section 11.1 and Section 11.3 hereof. Nothing in this Section 8.2 shall be deemed to release either Party from any liability for any willful, material breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.
ARTICLE IX
INVESTIGATION; LIMITATIONS

9.1    Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Companies, and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties in this Agreement and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER KMI NOR THE CONTRIBUTORS HAVE MADE, AND KMI AND THE CONTRIBUTORS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS AND OPERATIONS OF THE COMPANIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).
9.2    Survival.
(a)    The liability of KMI for the breach of any of the representations and warranties of KMI and the Contributors set forth in ARTICLE III shall be limited to claims for which the Partnership delivers written notice to the Contributors on or before the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.12, 3.15 and 3.20 shall be limited to claims for which the Partnership delivers written notice to the Contributors on or before the second anniversary date of the Closing Date, (ii) the representations and warranties set forth in Section 3.11 shall not be subject to this Section 9.2 but rather shall be governed by Section 7.5, and (iii) the representations and warranties set forth in

EXHIBIT 2.1

Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.26, 3.27 and 3.31 shall not be limited as to time other than the applicable statute of limitations.
(b)    The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in ARTICLE IV shall be limited to claims for which the Contributors deliver written notice to the Partnership on or before the second anniversary date of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 shall not be limited as to time other than the applicable statute of limitations.
(c)    Notwithstanding the foregoing, a representation and warranty shall not expire with respect to any claim made for a breach or inaccuracy thereof prior to the expiration date of the applicable survival period until such claim is finally resolved.
ARTICLE X
INDEMNIFICATION

10.1    Indemnification of KMI and the Contributors. Solely for the purpose of indemnification in this Section 10.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold KMI and the Contributors and their affiliates, directors, officers, employees, agents, representatives and insurers (collectively, the “Contributor Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Contributor Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.2 and Section 10.8, any breach of a representation or warranty of the Partnership Parties in this Agreement or in any certificate delivered hereunder, (b) any breach of any agreement or covenant in this Agreement on the part of the Partnership Parties, and (c) any liability or obligation resulting from any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Contributor Party that pertains to the business or operations of the Companies or the ownership of the Equity Interests, except in the case of this clause (c), to the extent arising out of the breach by KMI or the Contributors of any of the representations, warranties or covenants of KMI and the Contributors set forth in this Agreement. Nothing in this Section 10.1 shall apply to any liability with respect to Taxes, for which liability the sole remedy under this Agreement shall be as set forth in ARTICLE VII.
10.2    Indemnification of the Partnership. Solely for the purpose of indemnification in this Section 10.2, the representations and warranties of KMI and the Contributors in this Agreement, other than Section 3.9, shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. KMI, from and after the Closing, shall indemnify and hold the Partnership and its affiliates, directors, officers, employees, agents, representatives and insurers (together with the Partnership, the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.2 and Section 10.8, any breach of a

EXHIBIT 2.1

representation or warranty of KMI or the Contributors in this Agreement or in any certificate delivered hereunder, and (b) any breach of any agreement or covenant in this Agreement on the part of KMI or the Contributors under this Agreement; provided that, with respect to Damages incurred by any Company, KMI shall be obligated to indemnify such Partnership Indemnified Party only for such Damages in an amount equal to the percentage equity interests in such Company owned, directly or indirectly, by the Contributors immediately prior to the Closing, as set forth on Schedule 10.2. Nothing in this Section 10.2 shall apply to any liability with respect to Taxes, the sole remedy under this Agreement for which liability shall be as set forth in ARTICLE VII.
10.3    Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Claim, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such knowing failure to notify the indemnifying party has actually resulted in material prejudice or damage to the indemnifying party.
10.4    Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 10.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnified party shall assume the defense of the Indemnity Claim and the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement,

EXHIBIT 2.1

compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms (a) obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, (b) releases the indemnified party completely in connection with such Indemnity Claim and (c) would not otherwise adversely affect the indemnified party.
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
10.5    Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
10.6    Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
10.7    Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days following the date of delivery of reasonably specific bills or the date Damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by an amount equal to any insurance proceeds actually received by the indemnified party related to the Damages, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related chargebacks (it being agreed that no Party shall have any obligation to seek to recover any insurance proceeds and that, promptly after the realization of any insurance proceeds, the indemnified party shall reimburse the indemnifying party for such reduction in Damages for which the indemnified party was indemnified prior to the realization of reduction of such Damages).
10.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.2(a), KMI shall not be liable for such Damages

EXHIBIT 2.1

unless the aggregate amount of such Damages exceeds 1% of the Total Consideration (the “Deductible”), and then only to the extent of any such excess.
(b)    In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.2(a), KMI shall not be liable for Damages that exceed, in the aggregate, 15% of the Total Consideration (the “Indemnification Limit”).
(c)    Notwithstanding Sections 10.8(a) and 10.8(b) above, to the extent the Partnership Indemnified Parties are entitled to indemnification for Damages (i) pursuant to Section 10.2(a) as it relates solely to Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.26, 3.27 and 3.31 or (ii) pursuant to Section 10.2(a) for claims arising from actual fraud, the Contributors shall be fully liable for such Damages without respect to the Deductible in Section 10.8(a) and the Indemnification Limit in Section 10.8(b).
(d)    To the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 10.1(a), the Partnership shall not be liable for Damages unless the aggregate amount of such Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess.
(e)    In addition, to the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 10.1(a), the Partnership shall not be liable for such Damages that exceed, in the aggregate, the Indemnification Limit.
(f)    Notwithstanding Sections 10.8(d) and 10.8(e) above, to the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 10.1(a) for claims arising from actual fraud, the Partnership shall be fully liable for such Damages without respect to the Deductible in Section 10.8(d) and the Indemnification Limit in Section 10.8(e).
10.9    Sole Remedy. After the Closing, no Party shall have any liability to any other Party under this Agreement or the transactions contemplated hereby except as is provided in ARTICLE VII or this ARTICLE X (other than claims or causes of action arising from actual fraud).
10.10    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION WERE FORESEEABLE, ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR JOINT OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE, STRICT LIABILITY, NO-FAULT OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP, KMI AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

EXHIBIT 2.1

ARTICLE XI
MISCELLANEOUS

11.1    Expenses. Except as otherwise set forth herein, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
11.2    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by a Party to any other Party (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:
If to KMI or the Contributors, addressed to:
Kinder Morgan, Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 369-9410
with a copy, which will not constitute Notice, to:
Bracewell & Giuliani LLP
South Tower Pennzoil Place
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: W. Cleland Dade
Telecopy: (713) 221-2198
If to the Partnership Parties, addressed to:
El Paso Pipeline Partners, LLC
c/o El Paso Pipeline GP Company, L.L.C.
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Attention:    General Counsel
Telecopy:    (713) 369-9410
with a copy, which will not constitute Notice, to:
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:    J. Vincent Kendrick
Patrick Hurley

Telecopy:	(713) 236-0822

EXHIBIT 2.1

Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt. Notice given by mail shall be effective at the close of business on the third business day next following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
11.3    Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
11.4    Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.
11.5    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Houston, Texas time on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
11.6    Entire Agreement; Amendments and Waivers. This Agreement, the KMI Debt Indemnities and the documents and instruments and other agreements specifically executed and delivered by the Parties pursuant hereto, including the schedules hereto (collectively, the “Constituent Documents”) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as ARTICLE VII and ARTICLE X contemplates or except as otherwise expressly provided herein. Each Party to this Agreement agrees that (i) no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
11.7    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation

EXHIBIT 2.1

of law or otherwise, by any Party without the prior written consent of the other Parties; provided, that the Partnership may assign its right to receive the contribution of the Equity Interests to any direct or indirect subsidiary of the Partnership.
11.8    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Contributors and the Partnership shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
11.9    Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
11.10    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of “Agreement.”
11.11    Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.12    Action by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (i) pursuant to the terms of this Agreement on or prior to the Closing Date or (ii) pursuant to Sections 1.2, 1.3, 7.1(b) and 7.1(c) and ARTICLE X of this Agreement after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.
11.13    Joint and Several Liability; No Recourse. The Parties agree that (i) KMI, El Paso and the Contributors are jointly and severally liable for all obligations and liabilities of such Parties under this Agreement, including for any indemnification or payment obligations pursuant to ARTICLE X of KMI relating to Damages suffered or incurred by the Partnership Indemnified Parties and (ii) the Partnership Parties are jointly and severally liable for all obligations and liabilities of such Parties under this Agreement, including for any indemnification or payment obligations pursuant to ARTICLE X of the Partnership relating to Damages suffered by the Contributor Parties. For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or affiliate of the Parties, or any of their respective affiliates, other than the Parties.
* * * * *

EXHIBIT 2.1

EXECUTED as of the date first set forth above.

KINDER MORGAN, INC.
By:	/s/ Dax Sanders
Name:	Dax Sanders
Title:	Vice President

EL PASO CNG COMPANY, L.L.C.
By:	/s/ Dax Sanders
Name:	Dax Sanders
Title:	Vice President

EL PASO HOLDCO LLC
By:	/s/ Dax Sanders
Name:	Dax Sanders
Title:	Vice President

EL PASO RUBY HOLDING COMPANY, L.L.C. By: El Paso CNG Company, L.L.C., its sole member
By:	/s/ Dax Sanders
Name:	Dax Sanders
Title:	Vice President

[Signature page – Contribution Agreement]

EXHIBIT 2.1

EL PASO PIPELINE PARTNERS, L.P. By: El Paso Pipeline GP Company, L.L.C., its General Partner
By:	/s/ David DeVeau
Name:	David DeVeau
Title:	Vice President

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
By:	/s/ David DeVeau
Name:	David DeVeau
Title:	Vice President

EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ David DeVeau
Name:	David DeVeau
Title:	Vice President

[Signature page – Contribution Agreement]